Exhibit 99.1

Berkshire Hills Bancorp, Inc.

Announces Common Stock Offering

Pittsfield, MA, October 6, 2008 – Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) announced today that it has commenced a public offering of approximately $30 million of its common stock. This is a drawdown under the $125 million SEC shelf registration that Berkshire filed in 2006 to facilitate stock issuances for growth opportunities.

Berkshire’s President and Chief Executive Officer Michael P. Daly stated, “This has been an exceptionally good year for Berkshire despite the changes in the financial and economic landscape. Therefore, it is timely and appropriate for us to bolster our balance sheet in anticipation of growth opportunities that we think may develop as a result of current events.”

The Company has also granted the underwriters of the offering a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The shares will be issued pursuant to a prospectus filed as part of the Company’s registration statement on Form S-3.

The net proceeds of the offering will be used to pursue growth opportunities and for general corporate purposes.

Sandler O’Neill + Partners, L.P. is acting as lead book-running manager and Keefe, Bruyette & Woods, Inc. is a co-manager for the offering.

The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.

BACKGROUND

Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has about $2.5 billion in assets and is the parent of Berkshire Bank - America’s Most Exciting Bank(sm). Berkshire provides business and consumer banking, insurance, investment, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD LOOKING STATEMENTS

Statements in the presentation regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SOURCE: Berkshire Hills Bancorp, Inc.

Berkshire Hills Bancorp

David H. Gonci, Corporate Finance Officer

413-281-1973